Exhibit (p)(11)

PGIM Compliance Manual

Friday, 14th December 2018

Copyright Prudential 2018

PGIM Compliance Manual

II. Employee Conduct

Location:

(from: Jun 19 2018)

Policy Exclusions for PGIM Global Partners: Due to the nature of its advisory business, the following policies in this section do not apply to PGIM Global Partners:

•	Pre-Hire Policy for Licensed Persons

•	Policy on Market Manipulation

B. Code of Conduct

Location: II. Employee Conduct

(from: Jun 27 2018)

Policy Statement:

All employees are expected to comply with the law and to meet high ethical standards when acting on behalf of Prudential and in their personal conduct. The Code of Conduct for all employees is outlined in Prudential’s Ethics Policy, “Making the Right Choices”. In some instances, this policy may apply to the actions of household members. Failure to adhere to the standards of this policy, both in letter and spirit, may lead to disciplinary action, up to and including termination. Prudential adopted an Investment Adviser Code of Ethics in January 2005 which is applicable to all associates acting in an investment advisory capacity on behalf of any investment advisers within the enterprise.

Purpose:

The purpose of the Ethics Policy is to ensure all business practices are conducted in an ethical manner. Rule 204A-1 of the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. The Code must also set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Responsibility:

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All associates are encouraged to read the Company’s Ethics Policy, “Making the Right Choices”. Associates must communicate all situations that compromises the ethical standards of the company as well as any concerns in ethical behavior to any one (or more) of the following for resolution:

1.	Management in your organization

2.	Human resources contact

3.	Compliance and/or legal contact

4.	Business ethics contact

5.	Global Business Ethics and Integrity hotline (800-752-7024)

If you have knowledge of or concern about an ethical, legal, or regulatory violation, you can raise your concerns without fear. Prudential will not engage in, nor tolerate retaliatory, threatening or harassing acts against any associate for reporting suspected unethical or illegal behaviors or practices.

Monitoring:

Annual Investment Adviser/Conflict of Interest Questionnaire: To ensure compliance with the guidelines outlined in the company’s ethics statement, PGIM Compliance and the Ethics Office administer an annual Investment Advisor Background Questionnaire (IABQ). The first part of this questionnaire is geared at preparing the PGIM businesses’ annual investment advisory registration (Form ADV) filings with the SEC. These filings require that certain questions be answered on behalf of each investment advisor entity, its officers and associated employees. The second part of this questionnaire includes questions aimed at understanding both actual and apparent conflicts of interest, and fulfills associates’ disclosure requirements as outlined in Prudential’s Code of Conduct, “Making the Right Choices”. All supervised persons of PGIM, Inc, domiciled within the U.S. are required to complete the annual IABQ. Those supervised persons of PGIM, Inc. domiciled outside the U.S. are required to complete the annual IABQ where privacy laws permit. Even with this annual requirement, associates still have a responsibility to adhere to Prudential’s values and guidelines and disclose any potential conflicts as they arise.

Annual Certification: Annually, all associates receive an electronic request to assert to their understanding of the Investment Adviser Code of Ethics, among other policies. The Corporate Compliance unit coordinates the annual process and maintains the required records.

New Hire Investment Advisor Questionnaire: Based on the annual investment advisor questionnaire, this form intends to identify actual or potential conflicts between PGIM employees’ personal lives and their employment with PGIM or related area. Unlike the annual questionnaire, this version is administered to U.S. domiciled new hires and U.S. domiciled transfers into PGIM, Inc. upon attendance at PGIM Compliance Orientation (New Hire training). Non-U.S. locations follow local procedures for disclosing conflicts at or around the time of hire.

Training: The policy and its requirements are covered in New Hire Compliance Training (PGIM Compliance Orientation) and periodic refresher trainings provided to current associates by compliance.

PGIM Compliance oversees the training process for both new hires and current employees by conducting recurrent checks and follow ups with new and current employees to ensure timely receipt of training acknowledgements (for new hires to this is typically within 10 business days following the training session). Corporate Compliance maintains the new hire (hard copy) and annual (electronic) certifications signed by

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associates.

Related Documents

•	Prudential’s Personal Conflicts of Interest and Outside Business Activities

•	Prudential’s Protection and Use of Material Nonpublic Information: Information Barriers and Personal Securities Trading

•	Prudential’s Reporting Concerns and Non-Retaliation

•	Prudential’s Reporting Concerns and Non-Retaliation Standards

IA Code of Ethics 1-10-18

Location: II. Employee Conduct >> B. Code of Conduct

(from: Jul 16 2018)

INVESTMENT ADVISER CODE OF ETHICS 1-10-18

INTRODUCTION

Rule 204A-1 under the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics (the “Code”) designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Generally, the Code applies to directors, officers and employees acting in an investment advisory capacity who are known as Supervised Persons and in some cases, also as Access Persons, of the adviser. Supervised Persons covered by more than one code of ethics meeting the requirements of Rule 204A-1 will be subject to the code of the primary entity with which the Supervised Person is associated.

Employees identified as Supervised and Access Persons must comply with the Code. Compliance is responsible for notifying each individual who is subject to the Code. Supervised Persons must be provided and must acknowledge receipt of this Code and any amendments to the Code. They must also comply with the federal securities laws.

GENERAL ETHICAL STANDARDS

Prudential holds its employees to the highest ethical standards. Maintaining high standards requires a total commitment to sound ethical principles and Prudential’s values. It also requires nurturing a business culture that supports decisions and actions based on what is right, not simply what is expedient.

It is the responsibility of management to make the Company’s ethical standards clear. At every level, employees must set the right example in their daily conduct. Prudential expects employees to be honest and forthright and to use good judgment. We expect them to deal fairly with customers, suppliers, competitors,

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and one another. We expect them to avoid taking unfair advantage of others through manipulation, concealment, abuse of confidential information or misrepresentation. Moreover, employees must understand the expectations of the Company and apply these guidelines to analogous situations or seek guidance if they have questions about conduct in given circumstances.

It is each employee’s responsibility to ensure that we:

•	Nurture a company culture that is highly moral and make decisions based on what is right.

•	Build lasting customer relationships by offering only those products and services that are appropriate to customers’ needs and provide fair value.

•	Maintain an environment where employees conduct themselves with courage, integrity, honesty and fair dealing at all times.

•	Ensure no individual’s personal success or business group’s bottom line is more important than preserving the name and goodwill of Prudential.

•	Regularly monitor and work to improve our ethical work environment.

Because Ethics is not a science, there may be gray areas. We encourage individuals to ask for help in making the right decisions. Business Management, Business Ethics Officers, and our Human Resources, Law and Compliance and Enterprise Ethics professionals are all available for guidance at any time.

INVESTMENT ADVISER FIDUCIARY STANDARDS

Investment advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA.

Whenever a Prudential adviser acts in a fiduciary capacity, it will endeavor to consistently put the client’s interest ahead of the firm’s. It will disclose actual and potential meaningful conflicts of interest. It will manage actual conflicts in accordance with applicable legal standards. If applicable legal standards do not permit management of a conflict, the adviser will avoid the conflict. Adviser personnel will not engage in fraudulent, deceptive or manipulative conduct. Advisers will act with appropriate care, skill and diligence.

Advisory personnel are required to know when an adviser is acting as a fiduciary with respect to the work they are doing. In such cases, advisory personnel are expected to comply with all fiduciary standards applicable to the firm in performing their duties. In addition, they must also put the client’s interest ahead of their own personal interest. An employee’s fiduciary duty is a personal obligation. While advisory personnel may rely upon subordinates to perform many tasks that are part of their responsibilities, they are personally responsible for fiduciary obligations even if carried out through subordinates.

Employees should be aware that failure to adhere to the standards under this Code might lead to disciplinary action up to and including termination of employment.

REPORTING VIOLATIONS OF THE CODE

It is the responsibility of each Supervised Person and Access Person to promptly report any violations of this Code to his/her Chief Compliance Officer. The investment adviser will provide disclosure of issues to clients upon request.

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INCORPORATED POLICIES

In addition to this document the following policies are also considered part of this Code:

•	U.S. Information Barrier Standards. It is each Supervised and Access Person’s responsibility to know whether their investment management unit is subject to the information barrier restrictions under the U.S. Information Barrier Standards. Compliance will provide training to inform employees of their obligations.

•	Personal Securities Trading Standards. All investment advisory personnel are subject to the Personal Securities Trading Standards and must comply with all requirements therein unless otherwise notified by Compliance.

ADDITIONAL RESOURCES

Although not part of this Code, the Prudential Code of Conduct, titled Making the Right Choices, applies to all Prudential employees, including those affiliated with an investment adviser. In addition to the Code, employees in the investment advisory business are also subject to all applicable compliance manuals, policies and procedures. If you have any questions as to your requirements under the Code or as to which registered investment adviser(s) you are affiliated with, you should contact your business unit compliance officer.

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